Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director, Corporate Communications
(704) 890-5323
Tammy LoCascio and Lisa Nelson Appointed to Jack Henry Board of Directors

MONETT, Mo., July 23, 2024 – Jack Henry & Associates Inc.® (Nasdaq: JKHY) announced today that Tammy LoCascio and Lisa Nelson were appointed to its Board of Directors on July 22, 2024.

Jack Henry also announced a temporary expansion of its Board from nine to 10 directors. This expansion will last until the company’s 2024 Annual Meeting of Stockholders, at which time nine director nominees are expected to stand for election to the Board.

LoCascio, 55, is Senior Executive Vice President and Chief Operating Officer of First Horizon Corporation, the holding company for First Horizon Bank. She previously served as First Horizon’s Chief Human Resources Officer and Executive Vice President of Consumer Banking. Prior to joining First Horizon in 2011, LoCascio worked in management consulting and held leadership roles at various regional banks.

Nelson, 61, is President of the Equifax Inc. International business. She previously served as President of Equifax Australia and New Zealand, President and General Manager of Equifax Canada, and Corporate Senior Vice President and Enterprise Alliance Leader. Prior to joining Equifax in 2011, Nelson held various executive leadership positions at Fair Isaac Corporation and EFunds Corporation, a payments services company.

“We are pleased to welcome both Tammy and Lisa to our Board of Directors,” said Jack Henry Executive Board Chair David Foss. “Tammy brings extensive experience in banking strategy, technology, and operations as well as human capital management. Lisa has expertise in the management of technology companies, in addition to strategic acquisitions and the implementation of growth initiatives. We look forward to adding their unique perspectives, skills, and expertise.”

About Jack Henry & Associates, Inc.®
Jack Henry™ (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For more than 48 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,500 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are “forward-looking statements.” Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.